Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-8) of SCM Microsystems, Inc. pertaining to the registration of 2,000,000 shares of its common stock of our report dated March 15, 2010, with respect to the consolidated financial statements and notes of Bluehill ID AG for the years ended December 31, 2009 and 2008 appearing in the Current Report (Form 8-K/A) of SCM Microsystems, Inc. filed with the Securities and Exchange Commission on March 16, 2010.

/s/ Ernst & Young Ltd
Ernst & Young Ltd

20 April 2010